INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made this 11th day of April, 2013 by and between Realty Capital Income Funds Trust, a statutory trust organized and existing under the laws of the state of Delaware (the “Trust”), and National Fund Advisors, LLC (the “Investment Adviser”), a limited liability company organized and existing under the laws of the state of Delaware.

RECITALS

1.           The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that currently consists of the series listed in Appendix A, attached hereto (each, a “Fund”);

2.           The Trust issues a separate series of shares of beneficial interest for each Fund, which shares represent fractional undivided interests in the Fund;

3.           The Trust desires to retain the Investment Adviser to provide, or to arrange to provide, overall management of the Trust and each Fund, including investment advisory services, in the manner and on the terms and conditions set forth in this Agreement;

4.           The Investment Adviser is willing to provide, or to arrange to provide, general management and investment advisory services to the Trust and each Fund on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the covenants herein, the Trust and the Investment Adviser agree as follows:

ARTICLE I

Duties of the Investment Adviser

The Trust engages the Investment Adviser to act as the Trust’s investment adviser to provide directly or to arrange through third parties, management and investment advisory services to it and to each existing Fund, for the period and on the terms and conditions set forth in this Agreement. This Agreement may be extended to any additional series that the Trust may establish in the future on the same terms and conditions. The Investment Adviser hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide, such management and investment advisory services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. Subject to the supervision of the board of trustees of the Trust (the “Board”) and the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Adviser may retain any affiliated or unaffiliated investment adviser(s), investment subadviser(s), or other party, to perform any or all of the services set forth in this Agreement.

The Investment Adviser, its affiliates and any investment adviser(s), investment subadviser(s) or other parties performing services for the Investment Adviser shall, for all purposes herein, be independent contractors and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed agents of the Trust or a Fund.

Subject to supervision by the Board, the Investment Adviser shall have and exercise full investment discretion and authority to act as agent for the Trust in buying, selling or otherwise disposing of or managing the investments of each Fund.

The Investment Adviser and any other party performing services covered by this Agreement shall be subject to: (1) the restrictions of the Trust’s Declaration of Trust as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to each Fund’s investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Trust (the “registration statement”) under the Securities Act of 1933, as amended; and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(a)            General Management Services. The Investment Adviser shall supervise and oversee all custody, transfer agency, dividend disbursing, legal, accounting and administrative services by third parties that have contracted with the Trust to provide such services (“Service Providers”). The Investment Adviser shall also be responsible for the performance of various business and administrative functions for the Trust including:

(1)            coordinate the efforts of the Trust’s counsel, independent counsel and independent auditors;

(2)            provide officers for the Trust;

(3)            provide clerical, secretarial and bookkeeping services, office supplies, office space and related services (including telephone and other utility services) to the Trust;

(4)            monitor state and federal law as it may apply to the Trust or Funds;

(5)            plan, make preparations for and host, meetings of the Board and Board committees; and

(6)            prepare information and reports for the Board.

(b)            Investment Advisory Services. The Investment Adviser shall provide the Trust with such investment research, advice and supervision as the Trust may from time to time consider necessary for the proper management of the assets of each Fund, shall furnish continuously an investment program for each Fund, shall determine from time to time which securities or other investments shall be purchased, sold or exchanged for the various Funds, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

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The Trust has furnished the Investment Adviser with copies of the Trust’s registration statement and Declaration of Trust as currently in effect and agrees during the continuance of this Agreement to furnish the Investment Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Investment Adviser and any Service Providers will be entitled to rely on all documents furnished by the Trust.

The Investment Adviser represents that in performing investment advisory services for each Fund, the Investment Adviser shall make every effort to ensure that each Fund continuously qualifies as a regulated investment company under Subchapter M of the Code or any successor provisions. Except as instructed by the Board, the Investment Adviser shall also make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Trust’s securities shall be exercised. If the Board at any time makes any determination as to investment policy and notifies the Investment Adviser of such determination, the Investment Adviser shall be bound by such determination until notified to the contrary.

The Investment Adviser shall take, on behalf of each Fund, all actions which it considers necessary to implement the investment strategies of such Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the account of each Fund with brokers and dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of each Fund.

In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Funds, the Investment Adviser is directed at all times to seek to obtain best execution within the policy guidelines determined by the Board from time to time. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers that are affiliated with it or the Trust (or with a subadviser).

To the extent permitted by the policy guidelines, the Investment Adviser is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research, brokerage and other services provided by such brokers and dealers which the Investment Adviser believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution, (5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the brokerage service arrangements made available by the broker or dealer. In connection with the foregoing, the Investment Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Investment Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of the Investment Adviser’s overall responsibilities with respect to the Trust, the Fund and to any other client accounts or portfolios which the Investment Adviser advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

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When selecting brokers or dealers and placing purchase and sale orders for securities and other investments, when instructed to do so by the Trust in connection with brokerage service arrangements approved by the Board, the Investment Adviser agrees and is authorized to place orders with one or more brokers or dealers identified by the Trust (including brokers or dealers who are affiliated persons of the Trust, the Investment Adviser or a subadviser). The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

The Investment Adviser also is authorized to aggregate purchase and sale orders for securities held (or to be held) in a Fund with similar orders being made on the same day for other client accounts or Funds managed by Investment Adviser. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Fund and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Funds) participating in the transaction. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including a Fund), the Investment Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Investment Adviser considers equitable. Similarly, the Investment Adviser may not recommend a specific security or other investment for all client accounts or portfolios (including the Funds) with the same or similar investment objective(s) or strategies or may not recommend a specific security or other investment for such client accounts at the same time or price.

As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Fund consistent with the requirements under the 1940 Act, the Investment Adviser shall:

(1)	Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Fund as set forth in the registration statement;

(2)	Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Fund for approval, modification, or rejection by the Board;

(3)	Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

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(4)	Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(5)	Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Fund including furnishing, within 60 days after the end of each calendar quarter, a statement of investment performance for the period since the last report and a schedule of investments and other assets of each Fund as of the end of the quarter;

(6)	Vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested from time to time;

(7)	Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to each Fund’s investments that are required to by maintained by the Trust pursuant to paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 of the 1940 Act;

(8)	Furnish any personnel, office space, equipment and other facilities necessary for it to perform its obligations under this Agreement;

(9)	Provide the appropriate Service Provider(s) with such financial or other data concerning each Fund’s investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission (“SEC”) and any other regulator;

(10)	To the extent required by appropriate Service Providers, assist in determining each business day the net asset value of the shares of each Fund; and

(11)	Enter into any written investment advisory or investment subadvisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of the Investment Adviser’s responsibilities listed above.

ARTICLE II

Representations of the Investment Adviser

The Investment Adviser represents that it is registered with the SEC under the Advisers Act. The Investment Adviser shall remain so registered throughout the term of this Agreement and shall notify Trust immediately if the Investment Adviser ceases to be so registered as an investment adviser.

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The Investment Adviser represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of the Investment Adviser shall certify to the Trust that the Investment Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Investment Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Investment Adviser shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Investment Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

ARTICLE III

Allocation of Charges and Expenses

(a) The Investment Adviser. The Investment Adviser assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide the office space, equipment and facilities for such personnel, and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Investment Adviser. Notwithstanding the foregoing, the Investment Adviser is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser

(b) Third Party Fees. The Investment Adviser assumes and shall pay the fees of any investment adviser(s), investment subadviser(s) or other party it contracts with to assume all or part of the Investment Adviser’s responsibilities under this Agreement.

(c) The Trust. The Trust assumes and shall pay or cause to be paid all of its other expenses, including, without limitation, the following: taxes; fees of the dividend disbursing agent, shareholder service agent, custodian, transfer agent, plan agent, administrator, accounting and pricing services agent and underwriter; expenses for legal and auditing services; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay pursuant to Rule 12b-1 under the 1940 Act; SEC filing fees; expenses of registering the shares under the federal securities laws; fees and actual out-of-pocket expenses of trustees who are not affiliated persons of the Investment Adviser; accounting and printing costs (including the daily calculation of the net asset value); fees in connection with membership in investment company organizations; insurance, interest, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Trust and not specifically assumed by the Investment Adviser. Each Fund will also pay all brokerage fees and commissions, taxes, and borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short).

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The Investment Adviser may obtain reimbursement from each Fund, at such time or times as the Investment Adviser may determine in the Investment Adviser’s sole discretion, for any of the expenses advanced by the Investment Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Investment Adviser’s compensation pursuant to this Agreement.

ARTICLE IV

Compensation of the Investment Adviser

For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Trust shall pay to the Investment Adviser at the end of each calendar month a fee for each Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Appendix A of this Agreement. The Investment Adviser’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

ARTICLE V

Limitation of Liability of the Investment Adviser

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except for (a) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

ARTICLE VI

Activities of the Investment Adviser

The Investment Adviser’s services under this Agreement are not exclusive. The Investment Adviser may provide the same or similar services to other clients and is not required to give priority to one or more of the Funds over its other client accounts or portfolios.

It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested persons of the Investment Adviser, as trustees, officers, employees and shareholders or otherwise, and that trustees, officers, employees and shareholders of the Investment Adviser are or may become similarly interested persons of the Trust, and that the Investment Adviser may become interested in the Trust as a shareholder or otherwise.

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ARTICLE VII

Books and Records

The Investment Adviser agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Investment Adviser’s offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Investment Adviser or a Service Provider that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Investment Adviser.

The Investment Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

ARTICLE VIII

Effectiveness, Duration and Termination of this Agreement

This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of each Fund. This Agreement shall become effective on the date which it is so approved. This Agreement may be extended to cover any series of the Trust that may be created in the future. This agreement shall become effective as to each such future series when it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of such portfolio. As to each Fund of the Trust, the Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Fund at least annually by: (a) the Board, or by the vote of a majority of outstanding votes attributable to the shares of the Fund; and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time as to any Fund or to all Funds, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding votes attributable to the shares of the applicable Fund, or by the Investment Adviser, on 60 days written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different investment adviser is appointed with respect to a new portfolio, the Agreement shall remain in effect with respect to the remaining Funds. This Agreement shall automatically terminate in the event of its assignment.

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ARTICLE IX

Use of Names

The Trust and the Investment Adviser acknowledge that all rights to the names “AR Capital” and “Realty Capital” belong to the Investment Adviser, and that the Trust is being granted a limited license to use such words in the name of the Funds and the Trust. There is no charge to the Trust for the right to use these names. In the event the Investment Adviser ceases to be the investment adviser to the Trust or a Fund, the Trust’s and that Fund’s right to the use of the names “AR Capital” and “Realty Capital” shall automatically cease on the 90th day following the termination of this Agreement with respect to the Trust and that Fund. The right to the names may also be withdrawn by the Investment Adviser during the term of this Agreement upon 90 days written notice to the Trust. Nothing contained herein shall impair or diminish in any respect the Investment Adviser’s right to use the names “AR Capital” and “Realty Capital” in the name of, or in connection with, any other business enterprise with which the Investment Adviser is or may become associated.

ARTICLE X

Amendments of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required by the 1940 Act) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

ARTICLE XI

Definitions of Certain Terms

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding votes” attributable to the shares of a Fund means the lesser of (1) 67% or more of the votes attributable to such Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Fund.

ARTICLE XII

Governing Law

This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

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ARTICLE XIII

Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

REALTY CAPITAL INCOME FUNDS TRUST

By:	/s/ John H. Grady

Name: John H. Grady

Title: President

NATIONAL FUND ADVISORS, LLC

By:	/s/ John H. Grady

Name: John H. Grady

Title: President

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APPENDIX A

Fund	Annual Fee as a percent of average daily net assets
AR Capital Real Estate Income Fund	0.80%

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